Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-282149-02) of Everest Reinsurance Holdings, Inc. of our report dated March 14, 2024, except for the changes in segment presentation discussed in Note 6 to the consolidated financial statements, as to which the date is March 31, 2026 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 31, 2026, except for the changes in segment presentation discussed in Note 6 to the consolidated financial statements, as to which the date is March 18, 2025